UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2013

SOLAR ENERGY INITIATIVES, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-148155	20-5241121
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification Number)

1800 NW Corporate Boulevard, Suite 201

Boca Raton, FL 33431

 (Address of principal executive offices)

 (321) 452-9091

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

Effective June 20, 2013, the Company acquired certain restaurant assets for House Bar & Grill in Temecula, CA from the landlord of the premises, for the assumption of certain debts.  The assets then were contributed to a second tier subsidiary of the Company, HB&G Temecula, Inc., a wholly-owned subsidiary of House Bar & Grill, Inc., the restaurant holding and management company formed by the Company.  The Company has acquired the right to complete the acquisition from Novation Holdings, Inc. in exchange foir the issuance by the Company of 3,000,000 shares of common stock and 1,000,000 shares of voting preferred stock carrying a total of 51% of all shares entitled to vote.

The subsidiary company, HB&G Temecula, Inc., re-opened House Bar & Grill in Temecula, California in June, 2013, and planned to open multiple operating units nationwide, and possibly in Canada, either as corporate stores or as franchises to accelerate growth. However, subsequent discovery of unreported liabilities from the prior operation, including unpaid sales taxes, made it impossible to transfer the liquor license and other permits to the new operating subsidiary, Angel Martinez and Georgio Martinez, as the sole officers of HB&G Temecula, Inc., were unable to operate the restaurant profitably, and it was discovered that there were other members of Martinez & Cayanan, LLC, the previous operator of the restaurant, who asserted claims against the former company and its operations.  As a result, the acquisition agreement between the Company and NOHO was rescinded ab initio, NOHO returned the common and preferred stock in the Company and NOHO no longer has any affiliation with the Company as of October 15, 2013.  In addition, the Company transferred the assets and operations of the restaurant back to the landlord and no longer has any interest in the restaurant or its assets.

The acquisition was intended to allow the Company to continue its business plan of identifying growing, profitable businesses which could be acquired and operated in addition to the existing solar energy business, which had experienced difficult conditions due to the economy, over-supply and reduction of various government subsidies.  While the Company intended to continue its solar business, including a previously announced agreement to provide solar energy to medical marijuana collectives in California, acquiring this restaurant development and management business was expected to provide the Company with a separate revenue source to help support our overall operating costs and to generate profits.

As of the date of this amended report, the Company has no current operations, has abandoned its efforts to continue in the solar energy business due to lack of available funds, and has terminated the restaurant business.  Accordingly, the Company should be considered a shell company, as defined in Rule 12b-2 of the Exchange Act

Section 5 – Corporate Governance and Management

Item 5.01  Changes in Control of Registrant

On June 28, 2013, the Company issued 3,000,000 common shares and 1,000,000 Series A Convertible Preferred Shares to Novation Holdings, Inc. as part of the consideration for the acquisition of the contract to acquire the assets of Martinez & Cayanan, LLC..  The shares issued to Novation Holdings, Inc. were issued without registration as exempt under Section 4(2) of the Securities Act of 1933.  As a result of the issuance of the shares, Novation Holdings, Inc. acquired voting control of the Company.  Michael Gelmon, CEO of the Company, also serves as CEO of Novation Holdings, Inc.  No independent valuation of HB&G, Inc. was conducted as part of the acquisition. On October 15, 2013, the acquisition was rescinded and NOHO has returned the common and preferred stock acquired in the transaction, and is no longer affiliated with the Company.

Item 5.06.  Change in Shell Company Status.

Registrant has indicated in its recent periodic filings with the Commission (Form 10-Q for the quarter ended April 30, 2013, filed on June 13, 2013 that it was not a shell company, and that it remained a development stage company engaged in the solar energy installation and sale business, as well as the restaurant business it was then entering. The Company is now delinquent on its subsequent periodic filings. Unfortunately, the difficulty and challenges in that market, due to foreign competition for solar panels, the economy generally and the reduction in available incentives to solar installations, has slowed the planned development and expansion of the solar business and the Company has now abandoned that business for lack of capital, including the undertakings to establish solar operations at certain medical marijuana collectives in California.  While Registrant does not believe that it has been a shell company, the termination of the solar business and the closing of the restaurant operation as of October, 2013, have resulted in the Company now being a shell company, as defined in Rule 12b-2 of the Exchange Act.

Item 5.07 Submission of Matters to a Vote of Security Holders

On July 1, 2013, the Board of Directors of the Company approved an amendment to the Articles of Incorporation to increase the number of authorized shares of stock to 1,500,000,000 shares of common stock and 10,000,000 shares of preferred stock, and Novation Holdings, Inc., as majority voting shareholder of the Company, has consented in writing to the amendment.  The amendment has been filed with the Delaware Secretary of State and was effective August 8, 2013.  A subsequent Schedule 14C filing dated October 8, 2013 to further increase the authorized common stock has since been rescinded.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR ENERGY INITIATIVES, INC.

Date: December 5, 2013	/s/ Michael Gelmon
Michael Gelmon
Chief Executive Officer

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